                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   Lance, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:

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        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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   [ ] Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:
                                   ---------------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                         -----------------------
       (3) Filing Party:
                         -------------------------------------------------------
       (4) Date Filed:
                       ---------------------------------------------------------

                               [LANCE, INC. LOGO]



                            CHARLOTTE, NORTH CAROLINA


       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 25, 2002

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lance, Inc. (the Company) will be held at the principal office of the Company, 8600 South Boulevard, Charlotte, North Carolina, on Thursday, April 25, 2002, at 2:00 p.m., local time, for the purpose of considering and acting upon the following:

     1.   The election of five Directors.

     2. A proposal to ratify the selection of KPMG LLP as independent public accountants for fiscal year 2002.

     3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 1, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

     THE BOARD OF DIRECTORS WILL APPRECIATE YOUR PROMPT VOTE BY A TOLL-FREE TELEPHONE NUMBER, THE INTERNET OR BY THE PROMPT RETURN OF THE ENCLOSED PROXY, DATED AND SIGNED. INSTRUCTIONS REGARDING ALL THREE METHODS OF VOTING ARE CONTAINED IN THE PROXY CARD.

                                          By Order of the Board of Directors


                                          B. Clyde Preslar
                                          Secretary

Charlotte, North Carolina
March 25, 2002

                                    LANCE, INC.

                P. O. Box 32368, Charlotte, North Carolina 28232

                                 PROXY STATEMENT

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Lance, Inc. (the Company) to be held at its principal office, 8600 South Boulevard, Charlotte, North Carolina, at 2:00 p.m., local time, on Thursday, April 25, 2002. This Proxy Statement and accompanying Proxy are first being sent to the stockholders of the Company on or about March 25, 2002.

     Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such institutions for their reasonable expenses in so doing. In addition, the Company has engaged Georgeson Shareholder
(GS) to deliver proxy materials to, and solicit proxies from, these institutions. GS will be reimbursed for its printing costs, postage and freight charges, and other expenses and be paid a solicitation fee of $6,500. The total cost of soliciting proxies will be borne by the Company.

     Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by written request addressed to Secretary, Lance, Inc., Box 32368, Charlotte, North Carolina 28232 or by attending the meeting and electing to vote in person. Proxies received in the accompanying form will be voted as therein set forth at the meeting or any adjournment thereof.

     The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders and routine matters incidental to the conduct of the meeting. Proposals by stockholders, if any, that are properly submitted to the Secretary of the Company within the time period and in the manner provided in the Company's Bylaws will also be considered at the meeting. If any such proposals or any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

     Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock of the Company held by them of record at the close of business on March 1, 2002, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Voting on all matters, including the election of Directors, will be by voice vote or by show of hands, unless the holders of at least 25% of the shares entitled to vote on such matter demand a vote by ballot prior to the vote. The number of shares of Common Stock of the Company outstanding on March 1, 2002 was 29,027,173.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT

     At February 1, 2002, the only person known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company was as follows:


                                 NUMBER OF SHARES              PERCENT OF
NAME AND ADDRESS OF               AND NATURE OF               COMMON STOCK
BENEFICIAL OWNER               BENEFICIAL OWNERSHIP          OUTSTANDING (1)
-------------------            --------------------          ---------------

S. Lance Van Every                2,117,576 (2)                   7.3%
4010 Seminole Court
Charlotte, NC 28210

------------

(1) Based on 29,032,173 shares outstanding on February 1, 2002 plus options held by Mr. Van Every that are currently exercisable or exercisable within 60 days.

(2) Includes 74,500 shares subject to options currently exercisable. Mr. Van Every had sole power to vote and dispose of all of these shares, except for 59,425 shares as to which he had shared power to vote and dispose.

     Based on information available to the Company, the Van Every family, consisting of the descendants of Salem A. Van Every, Sr., deceased, and their spouses, owned beneficially on February 1, 2002, approximately 10,000,000 shares of the Common Stock of the Company (approximately 34.4% of the outstanding shares). Of such shares, approximately 2,500,000 shares are held by fiduciaries having the sole power to vote and dispose. Members of the Van Every family may own or may have disposed of shares in nominee or other accounts, information as to the amounts of which may not be available to the Company. There are approximately 90 Van Every family stockholders, including stockholders who are minors.

     The following table sets forth, as of February 1, 2002, information as to the beneficial ownership of the Company's $.83-1/3 par value Common Stock by all Directors, Named Executive Officers (as defined herein), and Directors and executive officers of the Company as a group.

                                       NUMBER OF SHARES           PERCENT OF
                                         AND NATURE OF           COMMON STOCK
NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP (1)     OUTSTANDING (2)
------------------------           ------------------------     ---------------

David L. Burner                                0                       *

Alan T. Dickson                           58,700   (3)                 *

J.W. Disher                               41,685   (4)                 *
                                       1,409,292   (5)               4.9%

James H. Hance, Jr.                       21,500   (6)                 *

William R. Holland                        21,500   (7)                 *

Scott C. Lea                              31,500   (8)                 *

Nancy Van Every McLaurin                 260,964   (9)                 *

Wilbur J. Prezzano                        10,500  (10)                 *

Robert V. Sisk                           255,800  (11)                 *

Paul A. Stroup, III                      160,802  (12)                 *
                                       1,409,292  (5)                4.9%

Isaiah Tidwell                            20,000   (7)                 *

S. Lance Van Every                     2,117,576  (13)               7.3%

Earl D. Leake                             62,864  (14)                 *

Frank I. Lewis                            22,300  (15)                 *

B. Clyde Preslar                          73,261  (16)                 *

Richard G. Tucker                         86,511  (17)                 *

Directors and executive officers       4,789,961  (18)              16.5%
as a group (20 persons)

--------------------
 * Less than 1%.

(1) All shares are owned directly and with sole voting and dispositive power except as otherwise noted.

(2) Based on 29,032,173 shares outstanding on February 1, 2002 plus options held by such person that are currently exercisable or exercisable within 60 days.

(3) Includes 19,500 shares subject to exercisable options, 32,000 shares held by The Dickson Foundation, Inc. of which Mr. Dickson is a member of the Board of Directors and its investment committee and 7,200 shares held by a trust for which

     Mr. Dickson, his brother and Bank of America, N.A., a subsidiary of Bank of America Corporation (Bank of America), are co-trustees.

(4) Includes 19,500 shares subject to exercisable options and 700 shares held by Mr. Disher's wife.

(5) Consists of shares held by the Philip L. Van Every Foundation (the Foundation) of which Messrs. Disher and Stroup are members of the Board of Administrators, which holds sole voting and dispositive power over such shares, and Bank of America, N.A. is trustee.

(6) Includes 19,500 shares subject to exercisable options but does not include shares held by Bank of America, or its subsidiaries, of which Mr. Hance is Vice Chairman and Chief Financial Officer.

(7)  Includes 19,500 shares subject to exercisable options.

(8) Includes 12,000 shares held by a revocable trust of which Mr. Lea is the grantor and beneficiary and 19,500 shares subject to exercisable options.

(9) Includes 19,500 shares subject to exercisable options and 4,768 shares held by Mrs. McLaurin as custodian for her children.

(10) Includes 10,500 shares subject to exercisable options.

(11) Includes 19,500 shares subject to exercisable options and 236,242 shares held by Mr. Sisk's wife.

(12) Includes 109,711 shares subject to exercisable options, 589 shares held by Mr. Stroup's wife and 22,150 shares of restricted stock.

(13) Includes 74,500 shares subject to options currently exercisable. Mr. Van Every had sole power to vote and dispose of all of these shares, except for 59,425 shares as to which he had shared power to vote and dispose, including 26,315 shares held by his wife.

(14) Includes 46,312 shares subject to exercisable options, 9,550 shares of restricted stock and 108 shares held as custodian for his daughter.

(15) Includes 13,250 shares subject to exercisable options and 9,050 shares of restricted stock.

(16) Includes 46,262 shares subject to exercisable options, 12,200 shares of restricted stock and 10 shares held by his son.

(17) Includes 49,511 shares subject to exercisable options and 14,725 shares of restricted stock.

(18) Includes 598,320 shares subject to exercisable options held by Directors and executive officers, 1,409,292 shares held by the Foundation of which Messrs. Disher and Stroup are members of the Board of Administrators and Bank of America, N.A. is trustee and 94,000 shares of restricted stock. Does not include shares held by Bank of America (other than shares held by Bank of America, N.A.

     as trustee of the Foundation) of which Mr. Hance is Vice Chairman and Chief Financial Officer.

ELECTION OF DIRECTORS

     At the meeting, five Directors will be elected. Four Directors will be elected to serve until the Annual Meeting of Stockholders in 2005, and one Director will be elected to serve until the Annual Meeting of the Stockholders in 2003. Each such Director shall be elected to serve subject to the provisions of the Bylaws and until their successors are duly elected and qualified. Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present. Provided a quorum is present, abstentions and broker "non-votes" are not taken into account in determining a plurality.

     It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR all the nominees indicated below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder's proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for five nominees including such substitutes as shall be designated by the Board of Directors.

     The first four nominees are listed below, all of whom are currently members of the Board of Directors. The nominees were elected to their current terms, which expire in 2002, at the Annual Meeting of Stockholders held April 16, 1999. They are nominees for election to a term expiring in 2005.

NAME AND DIRECTOR SINCE (1)   AGE   INFORMATION ABOUT NOMINEES AND DIRECTORS
---------------------------   ---   ----------------------------------------

J. W. Disher (2)               68   Private Investor since 1996; Chairman of the
  1968                              Board of the Company 1991-1996 and Chief
                                    Executive Officer 1990-1995

Scott C. Lea (2)               70   Private Investor since 1992; Chairman of the
  1994                              Board of the Company 1996-1999; Chairman of
                                    the Board of Rexham,Inc. (Manufacturer of packaging and coated and laminated products)
                                    1989-1991; President, Chief Executive
                                    Officer and Director of Rexham 1974-1989;
                                    Director of Speizman Industries, Inc.

Wilbur J. Prezzano             61   Private Investor since 1997; Vice Chairman
  1998                              of the Board of Directors of Eastman Kodak,
                                    Inc., Rochester, NY 1996-1997 and Chairman of its Greater China Region 1994-1997;
                                    Director of TD Bank USA and Roper
                                    Industries, Inc.

Robert V. Sisk (2)(3)          66   President of Piedmont Engineering Corp.,
  1990                              Charlotte, NC (Industrial refrigeration
                                    systems) since 1965

     The fifth nominee is David L. Burner. Mr. Burner, who was elected a Director on January 31, 2002 to fill a vacancy on the Board of Directors, is nominated for election to a term expiring in 2003 to fill the vacancy created by the death of Weldon H. Johnson. Mr. Johnson was elected to the Board of Directors at the Annual Meeting of the Stockholders held on April 20, 2000 for a term expiring in 2003.

NAME AND DIRECTOR SINCE (1)   AGE   INFORMATION ABOUT NOMINEES AND DIRECTORS
---------------------------   ---   ----------------------------------------

David L. Burner                62   Chairman of the Board and Chief Executive
  2002                              Officer, Goodrich Corp., Charlotte, NC
                                    (Aerospace systems) since 1997; Director of Goodrich Corp., Briggs & Stratton
                                    Corporation, Milacron Inc. and Progress
                                    Energy, Inc.

     The four members of the Board of Directors listed below were elected to their current terms, which expire in 2004, at the Annual Meeting of Stockholders held April 26, 2001.

NAME AND DIRECTOR SINCE (1)   AGE   INFORMATION ABOUT NOMINEES AND DIRECTORS
---------------------------   ---   ----------------------------------------

Alan T. Dickson (2)            70   Chairman of the Board of Ruddick
  1983                              Corporation, Charlotte, NC (Diversified
                                    holding company) since 1994; Director of Ruddick Corporation, Sonoco Products Company and Bassett Furniture Industries, Inc.

James H. Hance, Jr.            57   Vice Chairman of Bank of America
  1995                              Corporation, Charlotte, NC since 1993 and
                                    Chief Financial Officer since 1988; Director of Caraustar Industries, Inc., Family Dollar
                                    Stores, Inc., Summit Properties, Inc. and
                                    Bank of America Corporation

Nancy Van Every McLaurin (3)   57   Private investor for more than the past five
  1995                              years

S. Lance Van Every (3)         54   Private investor for more than the past five
  1990                              years

     The three members of the Board of Directors listed below were elected to their current terms, which expire in 2003, at the Annual Meeting of Stockholders held April 20, 2000.

NAME AND DIRECTOR SINCE (1)   AGE   INFORMATION ABOUT NOMINEES AND DIRECTORS
---------------------------   ---   ----------------------------------------
William R. Holland (2)         63   Private investor since 2000; Chairman and
  1993                              Chief Executive Officer of United Dominion
                                    Industries Limited, Charlotte, NC
                                    (Diversified manufacturing company),
                                    1986-2000; Director of Goodrich Corp.

Paul A. Stroup, III (2)        50   Chairman of the Board of the Company since
  1986                              1999, Chief Executive Officer of the Company
                                    since 1995, President since 1994 and
                                    Executive Vice President 1989-1994; Member,
                                    Regional Board of Wachovia Bank, N.A.

Isaiah Tidwell                 57   Georgia Wealth Management Director,
  1995                              Executive Vice President - Wachovia Bank,
                                    N.A., Atlanta, GA since 2001; President,
                                    Georgia Banking - Wachovia Bank, N.A.,
                                    Atlanta, GA, 1999-2001; Executive Vice
                                    President and Southern/Western Regional
                                    Executive of Wachovia Bank, N.A., 1996-1999 and Southern Regional Executive 1993-1995;
                                    Director of Ruddick Corporation

------------

(1) The information about the Directors was furnished to the Company by the Directors.

(2)  Member of the Executive Committee.

(3) S. Lance Van Every and Nancy Van Every McLaurin are cousins and Mr. Sisk's wife is their cousin.

     Bank of America, National Association and four other banks are lenders under a U.S. $60 million revolving credit facility and a Canadian $25 million revolving credit facility of which U.S.$16.0 million was outstanding on March 1, 2002 under the U.S. facility and Canadian $0 was outstanding under the Canadian facility. Bank of America, National Association is also party to a Financing and Share Purchase Agreement with the Company pursuant to which the Company must pay interest semi-annually and repay the principal balance of Canadian $50 million on August 14, 2005. Mr. Hance is the Vice Chairman and Chief Financial Officer of Bank of America.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met five times during the fiscal year. Each director attended 75% or more of the total number of meetings of the Board of Directors and all Committees on which he or she served.

     The Audit Committee is composed of Robert V. Sisk, Chairman, James H. Hance, Jr., Nancy Van Every McLaurin, Wilbur J. Prezzano and Isaiah Tidwell and is responsible for recommending independent auditors for the Company, reviewing the Company's financial statements, audit report, internal financial controls and internal audit procedures and approving services to be performed by the Company's independent auditors. The Audit Committee met five times during the fiscal year.

     The Nominating Committee is composed of J. W. Disher, Chairman, Alan T. Dickson, Scott C. Lea, Robert V. Sisk and S. Lance Van Every. Its functions include the screening and recommendation of candidates for election to the Board of Directors of the Company. The Committee will consider nominees recommended by stockholders, which nominations may be made in writing and directed to J. W. Disher, Chairman of the Committee. The Nominating Committee met one time during the fiscal year.

     The Compensation Committee provides overall guidance to the Company's compensation and benefit programs. The Committee is currently composed of five members of the Board of Directors: Alan T. Dickson, Chairman, James H. Hance, Jr., William R. Holland, Scott C. Lea and S. Lance Van Every. This Committee was formerly known as the Compensation/Stock Option Committee. On January 30, 2001, the Board of Directors renamed this Committee as the Compensation Committee and created a separate Stock Award Committee. The Committee met three times during the fiscal year. The Committee's recommendations regarding the compensation of the Chief Executive Officer and the other officers of the Company are subject to approval by the Board.

     The Stock Award Committee is composed of Alan T. Dickson, Chairman, William
R. Holland, Scott C. Lea and S. Lance Van Every. The Stock Award Committee administers the Company's stock incentive plans, a function formerly the responsibility of the Compensation/Stock Option Committee. The Committee consults with the Compensation Committee as to the role of stock incentives in the overall compensation program but has sole authority for grants under the Company's stock incentive plans. The Committee did not meet during the fiscal year but took action by written consent on four occasions.

REPORT OF COMPENSATION AND STOCK AWARD COMMITTEES ON EXECUTIVE COMPENSATION

     The Company's philosophy for executive compensation is designed to link executive pay with the Company's annual and long-term performance and to attract, motivate and retain excellent people by providing compensation opportunities that are both competitive and consistent with Company performance. The compensation program provides for lower base salaries and a significant portion of compensation that is "at risk." The Company and the Compensation Committee utilize independent consulting firms to assist in the design and implementation of the executive and other compensation programs of the Company. Substantially all of the employees of the Company participate in incentive compensation plans.

     The compensation program is composed of three elements: base salary, cash bonus and long-term stock based incentives. The cash bonus is based primarily on financial performance and partly on meeting individual objectives, and the long-term incentives are tied to stock price performance, continued employment and the achievement of a multiple year financial performance goal. For 2001, the stock based incentives were both stock options and restricted stock awards. For 2001, the Board of Directors adopted the Lance, Inc. 2001 Annual Corporate Performance Incentive Plan for Officers (the Annual Incentive Plan) as recommended by the Compensation Committee to reward advancement of annual financial performance goals. In addition, the Stock Award Committee adopted the Lance, Inc. 2001 Long-Term Incentive Plan for Officers (the Long-Term Plan), also as recommended by the Compensation Committee, pursuant to the Company's 1997 Incentive Equity Plan, which was approved by the stockholders in 1997.

     The purposes of the Annual Incentive Plan and the Long-Term Plan include the following:

     o motivate behavior that leads to the successful achievement of specific financial and operations goals that support the Company's stated business strategy

     o emphasize the link between performance and rewards for meeting predetermined specific goals

     o    improve the competitiveness of total cash pay opportunities

     o continue to help establish performance orientation at the Company and communicate that greater responsibilities create greater rewards because more pay is "at risk"

     o aligning the interests of executives and senior managers with those of stockholders by linking a substantial portion of pay to the price of the Company's Common Stock

     o provide a way to attract and retain executives and senior managers who are critical to the Company's future success

     o increase total pay for executives and senior managers to competitive levels

     o    keep fixed compensation costs low.

     In addition, in early 2001, upon recommendation of the Compensation Committee, the Board of Directors approved a special incentive for the first half of 2001 for officers and key personnel to encourage special efforts in meeting 2001 goals and objectives. This special incentive was paid for meeting additional individual objectives for the first half of 2001. Under this special incentive, the Company paid a total of $256,300 to 11 officers and senior management of the Company, of which $53,883 was paid to the Chief Executive Officer and $110,041 to the four other highest paid executive officers. A total of $850,394 was paid to 380 other key personnel under this special incentive.

     In consultation with compensation consultants, the Compensation/Stock Option Committee designed Compensation and Benefits Assurance Agreements (Benefits Agreements) and Executive Severance Agreements (Severance Agreements) for key executives of the Company. Currently the Company is a party to Benefits Agreements with the Chief Executive Officer and six other senior executives of the Company and its subsidiaries and is party to Severance Agreements with the Chief Executive Officer and five other senior executives of the Company and its subsidiaries. The Benefits Agreements and the Severance Agreements are described under "Executive Officer Compensation" below.

     In 2001 and prior years, the Compensation Committee recommended to the Board of Directors increases in base salary to the officers based on recommendations from the Chief Executive Officer who has consulted with other officers of the Company. From time to time, the Committee has made adjustments to the Chief Executive Officer's recommendations. In 2001, the Board accepted and approved the recommendations of the Compensation Committee. Those who served during the fiscal year as Chief Executive Officer and the four other highest paid executive officers are collectively referred to as the Named Executive Officers. The Compensation Committee also takes into account the fact that the Named Executive Officers have entered into certain compensation agreements with the Company including Benefits Agreements and Severance Agreements as further described under "Executive Officer Compensation" below.

     In considering base salaries for 2001, the Compensation Committee considered the compensation review, participation in the Annual Incentive Plan and participation in the Long-Term Plan, including the grant of stock options and restricted stock awards. The salaries of the Named Executive Officers, excluding the Chief Executive Officer, were increased an average of 3.5% for 2001 over 2000.

     With respect to the Chief Executive Officer during 2001, Mr. Stroup, the Compensation Committee considered the same factors as it considered for all officers of the Company. Mr. Stroup's salary was increased 4.3% for 2001 over 2000.

     Under the Annual Incentive Plan, cash bonus awards are paid as a percentage of base salary depending on the attainment of specified financial performance goals as to 75% of the bonus (90% of the bonus with respect to one executive officer), with the balance determined at the discretion of the Compensation Committee based on the executive meeting individual objectives. In 2001, the specified performance goals were achieved and cash bonuses were earned under the Annual Incentive Plan, in addition to the special incentive described above. A total of $1,660,200 was paid to 12 officers and senior management personnel, of which $352,400 was paid to the Chief Executive Officer and $666,000 to the four other highest paid executive officers.

     Under the Long-Term Plan, the long-term incentives awarded to executives to date are stock options and restricted stock awards. Stock options provide executives with the opportunity to buy and maintain an equity interest in the Company and share the appreciation in the value of the Company's Common Stock. During 2001, the Stock Award Committee awarded stock options for an aggregate of 51,550 shares and 19,400 shares of restricted stock to the Named Executive Officers, excluding the Chief Executive Officer. Mr. Stroup was awarded stock options to purchase 23,350 shares and 8,800 restricted shares. In addition, the Stock Award Committee awarded stock options totaling 533,300 shares to approximately 140 other executives and senior managers and six of these executives and senior managers received an aggregate of 17,150 restricted shares.

         Compensation Committee             Stock Award Committee
         Alan T. Dickson, Chairman          Alan T. Dickson, Chairman
         James H. Hance, Jr.                William R. Holland
         William R. Holland                 Scott C. Lea
         Scott C. Lea                       S. Lance Van Every
         S. Lance Van Every

COMPENSATION COMMITTEE AND STOCK AWARD COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 2001, no member of the Compensation/Stock Option Committee, the Compensation Committee or the Stock Award Committee was an officer or employee of the Company.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee is composed of five independent directors and met five times in fiscal 2001. The Committee operates under a written charter adopted by the Board of Directors and which was attached to the Company's proxy statement prepared in connection with its 2001 Annual Meeting of Stockholders. Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board.

     The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 29, 2001 for filing with the Securities and Exchange Commission.

         Audit Committee
         Robert V. Sisk, Chairman           Wilbur J. Prezzano
         James H. Hance, Jr.                Isaiah Tidwell
         Nancy Van Every McLaurin

DIRECTOR COMPENSATION

     Directors who are employees of the Company or its subsidiaries receive no additional compensation for serving as directors. Directors who are not employees of the Company or its subsidiaries (other than the Chairman of the Board if he or she is not otherwise an employee of the Company) receive an annual fee of $12,000 plus $600 for each Board meeting attended and $450 for each Committee meeting attended, except the fee for a Committee meeting held on the same day as a Board meeting is $300. Non-employee directors who serve as a Committee Chairman receive an additional $1,500 per year.

     Mr. Lea served as Chairman of the Board of Directors from April 1996 until April 1999 pursuant to an agreement executed upon his election (the 1996 Agreement). He served substantially full time as an adviser to the Company during such term. His focus was on the Company's strategic direction, management development and creation of stockholder value. Under the 1996 Agreement, Mr. Lea will receive incentive compensation equal to $10,000 for each percentage point that the Highest Average Sales Price (as defined below) of the Company's Common Stock exceeds $15.8125 per share. In February 1999, the 1996 Agreement was amended to provide that the Highest Average Sales Price would be the higher of
(i) the average of the highest sales price of the Company's Common Stock on The Nasdaq Stock Market during the four consecutive interim (quarterly accounting) periods of the Company which have the highest average sales price of the Company's Common Stock beginning in March 1996 and ending June 2003 or (ii) the average of the highest sales price of the Common Stock on The Nasdaq Stock Market for any 10 consecutive trading days during the period from April 19, 1996 until April 16, 2003. Such incentive compensation will be paid in one lump sum in 2003. In October 1998, the Board of Directors of the Company, upon recommendation of the Compensation/Stock Option Committee, approved additional incentive compensation for Mr. Lea because his service as Chairman of the Board had required a greatly expanded commitment of time, energy and expertise than had been contemplated when the 1996 Agreement was approved. The additional incentive compensation is outlined in the 1998 agreement (the 1998 Agreement) which provides for additional incentive compensation equal to $25,000 for each percentage point that the Highest Average Sales Price (as described below) exceeds $20.875 per share. In February 1999, the 1998 Agreement was amended to provide that the Highest Average Sales Price means the higher of (i) the average of the highest sales price of the Company's Common Stock on The Nasdaq Stock Market during the four consecutive interim (quarterly accounting) periods of the Company which have the highest average sales price of the Company's Common Stock beginning in March 1998 and ending June 2003 or (ii) the average of the highest sales price of the Common Stock on The Nasdaq Stock Market for any 10 consecutive trading days during the period from April 17, 1998 until April 16, 2003. This additional incentive compensation will be paid in one lump sum in 2003. In the event of a Change of Control, the Highest Average Sales Price for all such incentive compensation will be the highest per share consideration paid or payable for the Company's Common Stock in connection with the transaction that results in a Change of Control. For purposes of the 1996 and 1998 Agreements, a Change in Control means the acquisition of 35% or more of the voting securities of the Company by any persons or group other than members of the Van Every Family which consists of the descendents of Salem A. Van Every, Sr. and their spouses. The incentive compensation will be paid in one lump sum concurrently with a Change of Control.

      Non-employee directors are also eligible to receive stock options under the Company's 1995 Nonqualified Stock Option Plan for Non-Employee Directors (the Director Plan). Each non-employee director receives an initial option grant to purchase 2,500 shares of Common Stock upon becoming a director (exercisable after six months of service). The Director Plan also provides for annual option grants to purchase 4,000 shares of Common Stock on every May 1 to each non-employee director continuing in office (other than the initial year) which become exercisable after one year's service. Each current non-employee director will be granted an option to purchase 4,000 shares of Common Stock on May 1, 2002 at an option price equal to the fair market value of the Common Stock on such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 2001, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were complied with.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Included below is a line graph and a table comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index and the Company's Peer Group for the period commencing December 27, 1996 and ending December 28, 2001 covering the Company's six fiscal years ended December 28, 1996, December 27, 1997, December 26, 1998, December 25, 1999, December 30, 2000 and December 29, 2001.

     The Company has selected a Peer Group consisting of the four publicly-traded companies named below, which are in the snack foods industry. Virtually all of the Company's direct competitors and peers are privately-held companies or subsidiaries or divisions of larger publicly-held companies so that the available members of the Peer Group are limited.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG THE COMPANY, NASDAQ STOCK MARKET INDEX AND PEER GROUP




                               [PERFORMANCE CHART]




                                      GROUP

                                                      NASDAQ STOCK      PEER
            DATE               LANCE, INC.               MARKET         GROUP
            ----               -----------            ------------      -----
     December 27, 1996           100.000                100.000        100.000
     December 26, 1997           153.959                117.729        130.722
     December 24, 1998           123.301                170.152        136.649
     December 23, 1999            60.416                312.665        134.215
     December 29, 2000            89.181                192.773        123.286
     December 28, 2001           109.350                155.943        169.148

     This graph and table assumes that $100 was invested on December 27, 1996 in the Company's Common Stock, in The Nasdaq Stock Market (U.S. Companies) Index and in the Peer Group, which consists of Golden Enterprises, Inc., J&J Snack Foods Corp., Ralcorp Holdings, Inc. and Tasty Baking Company and that dividends were reinvested.

EXECUTIVE OFFICER COMPENSATION

      The table below shows the compensation paid or accrued by the Company, for the three fiscal years ended December 29, 2001, December 30, 2000 and December 25, 1999 to or for the account of the Chief Executive Officer and the Company's four other highest paid executive officers (collectively, the Named Executive Officers).

                           SUMMARY COMPENSATION TABLE

                                    ANNUAL                LONG TERM
                                 COMPENSATION            COMPENSATION
                            ----------------------- ----------------------

                                            OTHER                          ALL
                                           ANNUAL  RESTRICTED SECURITIES OTHER
NAME AND                                   COMPEN-   STOCK    UNDERLYING COMPEN-
PRINCIPAL           FISCAL  SALARY  BONUS  SATION   AWARD(S)   OPTIONS   SATION
POSITION             YEAR     ($)    ($)   ($) (1)  ($) (2)     (#SH)    ($) (3)
------------------- ------ ------- ------- ------- ---------- ---------- -------

Paul A. Stroup, III  2001  283,092 406,283    --     111,672    23,350    60,095
  Chairman,          2000  271,430    0       --        0       48,050    57,134
  President and      1999  257,427    0       --     105,826    32,700    47,623
  Chief Executive
  Officer

Richard G. Tucker    2001  226,038 217,825    --      74,237    15,550    10,194
  Vice President     2000  216,558    0       --        0       32,150    10,712
                     1999  203,634    0       --      71,089    21,850    11,072

Frank I. Lewis(4)    2001  212,746 152,640    --      62,181    13,000     5,542
  Vice President     2000   40,385 230,000    --        0       40,000      0

B. Clyde Preslar     2001  203,885 230,563    --      62,181    13,000     9,803
  Vice President     2000  195,385    0       --        0       26,150     9,764
                     1999  186,573    0       --      57,356    17,700    10,051

Earl D. Leake        2001  160,577 175,013    --      47,588    10,000    33,846
  Vice President     2000  154,370    0       --        0       20,650    29,528
                     1999  147,713    0       --      45,238    14,000    31,686

------------

(1) No Named Executive Officer has received personal benefits during the listed years in excess of 10% of the total of annual salary and bonus.

(2) Amount represents the dollar value of shares of restricted stock and performance restricted stock issued to the Named Executive Officers as of the date of the award. At December 29, 2001, the market value and holdings for each Named Executive Officer were as follows: Mr. Stroup $219,038 (5,800 restricted shares and 9,050 performance restricted shares);
     Mr. Tucker $144,919 (3,775 restricted shares and 6,050 performance restricted shares); Mr. Lewis $72,275 (2,000 restricted shares and 2,900 performance restricted shares), Mr. Preslar $120,950 (3,200 restricted shares and 5,000 performance restricted shares) and Mr. Leake $93,663 (2,500 restricted shares and 3,850 performance restricted shares). Vesting of 50% of the restricted shares occurs on each of the second and fourth anniversaries of the award date of such shares if still employed by the Company. Vesting of the performance restricted shares occurs on the third anniversary of the award date if the Company achieves a specified financial performance goal for the three fiscal years ending after the award date. Dividends are payable on all restricted shares and performance restricted shares.

(3) For fiscal year 2001, includes amounts contributed by the Company under the Company's Profit-Sharing Retirement Plan as follows: Mr. Stroup $6,041, Mr. Tucker $5,889, Mr. Preslar $5,889 and Mr. Leake $5,551; amounts contributed by the Company under the Company's Employee Stock Purchase Plan as follows:
     Mr. Stroup $1,560, Mr. Tucker $2,259, Mr. Preslar $2,038 and Mr. Leake $260; premiums paid by the Company for term life insurance for the benefit of the respective Named Executive Officer as follows: Mr. Stroup $1,036, Mr. Tucker $522, Mr. Lewis $579, Mr. Preslar $461 and Mr. Leake $528; amounts accrued by the Company under the Company's Benefit Restoration Plan as follows: Mr. Stroup $4,046, Mr. Tucker $844, Mr. Lewis $4,801, Mr. Preslar $735 and Mr. Leake $591; amounts accrued in 2001 with respect to the Severance Agreements for Mr. Stroup and Mr. Leake as follows: Mr. Stroup $46,732 and Mr. Leake $26,293; and amounts contributed by the Company under its 401(k) plan as follows: Mr. Stroup $680, Mr. Tucker $680, Mr. Lewis $162, Mr. Preslar $680 and Mr. Leake $623.

(4)  Mr. Lewis joined the Company in October 2000.

     Mr. Stroup, Mr. Tucker, Mr. Lewis, Mr. Preslar and Mr. Leake are each a party to a Compensation and Benefits Assurance Agreement (a Benefits Agreement) with the Company and Mr. Stroup, Mr. Tucker, Mr. Preslar and Mr. Leake are each a party to an Executive Severance Agreement (a Severance Agreement) with the Company.

     The Benefits Agreements are substantially identical except that the initial terms for Mr. Stroup and Mr. Leake extend until December 31, 2011, the year in which they each reach age 60, which was the same end of term date under their prior Executive Employment Agreements. The Benefits Agreements provide for the payment of specified benefits in the event of a Change in Control, as defined. A Change in Control for the purposes of a Benefits Agreement and a Severance Agreement means the acquisition of 25% or more of the voting securities of the Company by a person or group other than members of the Van Every Family which consists of the descendants of Salem A. Van Every, Sr. and their spouses; a change in the majority of the Board of Directors of the Company over a two year period; or approval by the stockholders of the Company of a sale of substantially all of the assets to an entity of which current Company stockholders own less than 60% of voting control, of the liquidation of the Company or of a merger, consolidation or reorganization after which current Company stockholders own less than 60% of voting control. Benefits are payable under a Benefits Agreement only if one of the following events occurs within three years of a Change in Control: involuntary termination of the executive without Cause, as defined; voluntary termination for Good Reason, as defined, including demotion, relocation or pay reduction; voluntary termination for any reason during the 13th month after the Change in Control; or breach of the Benefits Agreement by the Company or a successor to the Company. In such event, the executive would receive accrued compensation and benefits including the current year's bonus; an amount equal to three times base salary plus three times the greater of the prior year's actual or current year's target bonus; an amount equal to the Profit Sharing Plan contribution based on the base salary and target bonus payment; up to 36 months of health insurance coverage; outplacement services; and an amount equal to any Federal excise taxes payable by the executive. The initial term for the Named Executive Officers under a Benefits Agreement is three years except for Mr. Stroup and Mr. Leake, as described above. After the initial term, each Benefit Agreement automatically renews for successive one year terms and may be terminated by the

Company on one year's notice prior to the end of an initial or renewal term. In the event of a Change in Control, there is an automatic three year extension.

     The provisions of the Severance Agreements are identical except for Mr. Stroup and Mr. Leake. In the event of involuntary termination of the executive without Cause, as defined, and prior to a Change in Control, as defined, the executive will receive accrued compensation and benefits including current year's bonus plus an amount equal to base salary plus the current year's target bonus. The initial term for a Severance Agreement is three years with automatic renewals for successive one year terms. Each Severance Agreement may be terminated on one year's notice prior to the end of an initial or renewal term.

     In connection with the agreement by Mr. Stroup and Mr. Leake to terminate their prior Executive Employment Agreements, their respective Severance Agreements provide for the continuation of supplemental retirement benefits similar to those under their respective prior Executive Employment Agreements. Their Severance Agreements provide for supplemental retirement benefits equal to five times their base salary payable over 15 years after retirement or until age 75, if earlier. They may elect a lump sum equal to the present value of such payments. There is a death benefit equal to 75% of the remaining retirement benefit. They are eligible for retirement benefits at any time after December 31, 2011, or upon death or Disability, as defined. In the event of a Change in Control, as defined, they receive a lump sum equal to the present value of the retirement benefit on termination of employment following a Change in Control. The Company entered into amendments to their Severance Agreements in 2001 to provide that the present value of such benefits will be calculated assuming that such benefits would commence with the date on which they were terminated and would continue for 15 years thereafter. They would also receive a severance benefit upon involuntary termination without Cause, as defined, prior to the earlier of a Change in Control or the last day of the Company's fiscal year in which they reach age 60. Severance benefits for Mr. Stroup and Mr. Leake consist of accrued compensation and benefits including current year's bonus and two and one-half times the highest base salary paid to them, plus current year's target bonus, provided that the amount is reduced for severance after age 57 1/2. There is also an immediate commencement of the supplemental retirement benefit, transfer of their Company cars to them, payment for unexercised vested stock options, health and medical insurance to age 60 and outplacement services.

     The table below shows the individual grants to the Named Executive Officers of stock options during the fiscal year ended December 29, 2001.

                          OPTION GRANTS IN THE 2001 FISCAL YEAR
                                    INDIVIDUAL GRANTS

                                    % OF TOTAL
                                   OPTIONS/SARs  EXERCISE             GRANT DATE
                                    GRANTED TO   OR BASE                PRESENT
                     OPTIONS/SARs  EMPLOYEES IN   PRICE   EXPIRATION    VALUE
NAME                 GRANTED (#SH) FISCAL YEAR    ($/SH)    BASE        ($)(1)
----                 ------------- ------------  -------- ----------  ----------

Paul A. Stroup, III     23,350         3.9%       $12.69   1/29/2011    83,360
Earl D. Leake           10,000         1.6%       $12.69   1/29/2011    35,700
Frank I. Lewis          13,000         2.1%       $12.69   1/29/2011    46,410
B. Clyde Preslar        13,000         2.1%       $12.69   1/29/2011    46,410
Richard G. Tucker       15,550         2.6%       $12.69   1/29/2011    55,514

------------

(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under the model are based on arbitrary assumptions as follows: options to be exercised in ten years, stock price volatility at .331, annual dividend yield of 4.3% and a risk-free interest rate of 5.44%. No downward adjustments are made to the resulting grant-date option values to account for potential forfeitures or non-transferability of the options. The actual value of the options depends upon the actual performance of the Company's stock during the applicable period.

     The table below shows, on an aggregated basis, each exercise of stock options or tandem SARs during the fiscal year ended December 29, 2001 by each of the Named Executive Officers and the 2001 fiscal year-end value of unexercised options and SARs.

                AGGREGATED OPTION/SAR EXERCISES IN THE 2001 FISCAL YEAR
                              AND FY-END OPTION/SAR VALUES

                                                     NUMBER OF
                                                     SECURITIES      VALUE OF
                                                     UNDERLYING    UNEXERCISED
                                                     UNEXERCISED   IN-THE-MONEY
                                                    OPTIONS/SARs   OPTIONS/SARs
                                                    AT FY-END (#)  AT FY-END ($)

                      SHARES ACQUIRED     VALUE     EXERCISABLE/   EXERCISABLE/
NAME                 ON EXERCISE (#SH) REALIZED ($) UNEXERCISABLE  UNEXERCISABLE
----                 ----------------- ------------ ------------- --------------
Paul A. Stroup, III         0              0       95,700/79,150  55,558/214,778
Earl D. Leake               0              0       40,312/33,988  23,877/ 92,231
Frank I. Lewis              0              0       10,000/43,000  50,950/179,630
B. Clyde Preslar            0              0       38,587/43,313  30,236/117,488
Richard G. Tucker           0              0       40,161/52,439  37,173/143,558


RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG LLP as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 2002 fiscal year, ending December 28, 2002. This selection is being presented to the stockholders for their ratification or rejection at this Annual Meeting. KPMG LLP has served as the Company's independent certified public accountants and has audited the financial statements of the Company and its subsidiaries beginning with the 1991 fiscal year. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Audit Committee has considered whether the provision of services by KPMG LLP other than the audit of the financial statements of the Company for fiscal 2001 and the review of the financial statements for the first three quarters of fiscal 2001 is compatible with maintaining KPMG LLP's independence.

     AUDIT FEES. KPMG LLP billed the Company $180,635 for professional services rendered for the audit of the Company's annual financial statements for fiscal 2001 and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q filed for the first three quarters of fiscal 2001.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. KPMG LLP did not provide any professional services during fiscal 2001 to the Company for the design and implementation of financial information systems.

     ALL OTHER FEES. KPMG LLP billed the Company $73,310 for all other services, including fees for non-audit services of $33,110 and audit-related services of $40,200, rendered during fiscal 2001. Audit-related services consisted principally of audits of financial statements of employee benefit plans and testing of internal controls.

     The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as independent public accountants to audit the financial statements of the Company and its subsidiaries for the 2002 fiscal year, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. The affirmative vote of a majority of the votes cast is required to ratify the selection of KPMG LLP. Abstentions and broker "non-votes" are not counted as being cast for purposes of ratifying the selection of KPMG LLP. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Any proposal that a stockholder intends to present for action at the 2003 Annual Meeting of Stockholders must be received by the Company no later than November 27, 2002, in order for the proposal to be included in the proxy statement and form of proxy for the 2003 Annual Meeting of Stockholders. In addition, if the Company receives notice of stockholder proposals after February 10, 2003, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of the matters in the proxy statement and without such proposals appearing as separate items on the proxy card. Stockholder proposals should be sent to Secretary, Lance, Inc., Box 32368, Charlotte, North Carolina 28232.

                                     [LOGO]

We urge you to vote your shares by proxy even if you plan to attend the 2002 Annual Meeting of Stockholders. You can always change your vote at the meeting. There are three ways to vote your proxy:

-------------------------- ---------------------------------- ------------------
       BY TELEPHONE                   BY INTERNET                  BY MAIL

(Available only until       (Available only until              Mark, sign and
3:00 p.m. Eastern Daylight  3:00 p.m. Eastern Daylight         date your proxy
Time on April 24, 2002)     Time on April 24, 2002)            card and return
                                                               it in the postage
On a touch-tone telephone,  Access the internet                paid envelope.
call TOLL FREE              voting website at
(888) 216-1288, 24 hours    www.proxyvotenow.com/lnc.          If you are enter-
a day, 7 days a week. You   Enter the Control Number           ing instructions
will be asked to enter the  below and follow the instructions  by telephone or
Control Number below. Then  on your screen.                    Internet, please
follow the prerecorded                                         do not mail your
directions.                 You will incur only your usual     proxy card.
                            Internet charges.
-------------------------- ---------------------------------- ------------------

                                   CONTROL NUMBER FOR TELEPHONIC/INTERNET VOTING




                   FOLD AND DETACH HERE AND READ REVERSE SIDE




THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS: Nominees are J.W. Disher (01), Scott C. Lea (02), Wilbur J. Prezzano (03), Robert V. Sisk (04) and David L. Burner (05).

         [ ] FOR               [ ] WITHHOLD              [ ] FOR ALL EXCEPT

     (INSTRUCTION: To withhold authority for any nominee, mark the "For All Except" box and write that nominee's name below.)

     ______________________________________________________________________

2.   RATIFICATION OF SELECTION OF KPMG LLP AS AUDITORS.

         [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


     ___________________________________
     Signature

     ___________________________________
     Signature (If held jointly)



     When signing as attorney, executor, administrator, trustee, guardian, officer, etc., give title as such.

[LOGO]                             LANCE, INC.                             PROXY

        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD APRIL 25, 2002

    The stockholder signing on the reverse hereby appoints Paul A. Stroup, III, Richard G. Tucker and B. Clyde Preslar and each of them, proxies, with full power of substitution, with the powers the stockholder would possess if personally present, to vote, as designated hereon, all shares of the $.83-1/3 par value Common Stock of the stockholder in Lance, Inc. at the Annual Meeting of Stockholders to be held on April 25, 2002, and at any adjournment thereof.

    THIS PROXY WILL BE VOTED AS SPECIFIED HEREON AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR PROPOSAL 2.

    Receipt of Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

    PLEASE DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

If your address has changed, please write your new address here:

                                         ___________________________________

                                         ___________________________________

                                         ___________________________________